CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$505,000	$65.04

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

August 2014 Pricing Supplement No. 186 Registration Statement No. 333-190038 Dated August 15, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016
Principal at Risk Securities
Unlike conventional debt securities, the Trigger Jump Securities, which we refer to as the securities, will pay no interest and do not guarantee any return of principal at maturity. If the settlement price of the underlier on the valuation date is greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of their investment plus a percentage return equal to the greater of the underlier return and the fixed percentage of 10.00%. However, if the settlement price of the underlier on the valuation date is less than the trigger value, at maturity investors will lose some or all of the stated principal amount of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value. This amount will be less than 90% of the stated principal amount and could be zero. The securities are for investors who seek a commodity-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving a return equal to at least the fixed percentage if the final underlier value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the securities. The securities are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the securities are subject to the creditworthiness of Barclays Bank PLC, and are not guaranteed by any third party.
FINAL TERMS
Issuer:	Barclays Bank PLC
Underlier:
The futures contract in respect of the first nearby month for West Texas Intermediate Light Sweet Crude Oil (Bloomberg ticker symbol “CL1<Comdty>”) traded on the New York Mercantile Exchange (“NYMEX”) or, in some circumstances, the futures contract in respect of the second nearby month (Bloomberg ticker symbol “CL2 <Comdty>”), as described in “—Settlement price” below

Aggregate principal amount:	$505,000
Stated principal amount:	$1,000 per security
Initial issue price:	$1,000 per security (see “Commissions and initial issue price” below)
Pricing date:	August 15, 2014
Original issue date:	August 20, 2014 (3 business days after the pricing date)
Valuation date:†	February 17, 2016, subject to postponement
Maturity date:†	February 22, 2016, subject to postponement
Interest:	None
Payment at maturity (per security):
▪   If the final underlier value is greater than or equal to the trigger value:
      $1,000 + ($1,000 × the greater of (i) underlier return and (ii) fixed percentage)
▪   If the final underlier value is less than the trigger value:
      $1,000 × underlier performance factor
This amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 10%, and possibly all, of an investor’s initial investment.
Investors may lose their entire initial investment in the securities. Any payment on the securities is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of issuer” in this document.

Fixed percentage:	10.00%
Trigger value:	USD 87.62/barrel, which is 90% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	USD 97.35/barrel, which is the settlement price of the underlier on the pricing date
Final underlier value:	The settlement price of the underlier on the valuation date
CUSIP/ISIN:	06741UHA5 / US06741UHA51
Settlement price:
The official settlement price per barrel of West Texas Intermediate Light Sweet Crude Oil on NYMEX of the futures contract in respect of the first nearby month, stated in U.S. dollars, as made public by NYMEX, provided that if the date of determination falls on the last trading day of such futures contract, then the second nearby month futures contract will be used.

Listing:	We do not intend to list the securities on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$1,000	$1,000	$20.00	$980.00
Total	$505,000	$505,000	$10,100	$494,900
(1)
Our estimated value of the securities on the pricing date, based on our internal pricing models, is $971.70 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 2 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each security they sell. See “Supplemental Plan of Distribution.”

† The maturity date and valuation date are subject to postponement. See “Additional Information about the Securities—Additional provisions—Postponement of maturity date,” “Additional Information about the Securities—Additional provisions—Postponement of valuation date” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of the issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of issuer” in this document.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

Barclays Capital Inc.

Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•           Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse

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to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this document.

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

Investment Summary

Trigger Jump Securities
Principal at Risk Securities
The Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a limited range of performance of the underlier

▪
To provide limited protection against a loss of principal in the event of a decline of the underlier as of the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the securities are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 18 months
Fixed percentage:	10.00%
Trigger value:	90% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities offer a minimum positive return equal to the fixed percentage if the final underlier value is greater than or equal to the trigger value and uncapped 1:1 participation in any appreciation of the underlier above the fixed percentage. However, if the final underlier value is less than the trigger value, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value. This amount will be less than 90% of the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities.

Upside Scenario
The final underlier value is greater than or equal to the trigger value, which is 90% of the initial underlier value. In this case, at maturity, the securities pay the stated principal amount of $1,000 plus a percentage return equal to the greater of the underlier return and the fixed percentage of 10.00%.

Downside Scenario
The final underlier value is less than the trigger value. In this case, at maturity, the securities pay less than 90% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the underlier from the initial underlier value. For example, if the final underlier value is 70% less than the initial underlier value, the securities will pay $300.00 per security, or 30% of the stated principal amount, for a loss of 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and you could lose your entire investment in the securities.

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Fixed percentage:	10.00%
Trigger value:	90% of the initial underlier value

Trigger Jump Securities Payoff Diagram

How it works

▪
Upside Scenario. Under the terms of the securities, if the final underlier value is greater than or equal to the trigger value, investors will receive the $1,000 stated principal amount plus a percentage return equal to the greater of the underlier return and the fixed percentage.

▪	If the underlier appreciates by 3%, investors would receive a return equal to the fixed percentage of 10.00%, or $1,100.00 per security, at maturity.
▪	If the underlier appreciates by 50%, investors would receive a return equal to the underlier return of 50%, or $1,500.00 per security, at maturity.

▪
Downside Scenario.  If the final underlier value is less than the trigger value, investors will receive an amount that is significantly less than the $1,000 stated principal amount, by an amount based on a 1% loss of principal for each 1% decline in the underlier. This amount will be less than 90% of the stated principal amount per security. Investors may lose their entire initial investment in the securities.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $500.00 per security at maturity, or 50% of the stated principal amount.

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial underlier value of USD 100.00/barrel and a hypothetical trigger value of USD 90.00/barrel (or 90% of the hypothetical initial underlier value), and reflect the fixed percentage of 10.00%. The hypothetical initial underlier value of USD 100.00/barrel has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “WTI Crude Oil Futures Contracts Overview” below for recent actual values of the underlier. The actual initial underlier value and trigger value are set forth on the cover of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value (USD/barrel)	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Securities
170.00	70.00%	N/A	$1,700.00	70.00%
160.00	60.00%	N/A	$1,600.00	60.00%
150.00	50.00%	N/A	$1,500.00	50.00%
140.00	40.00%	N/A	$1,400.00	40.00%
130.00	30.00%	N/A	$1,300.00	30.00%
120.00	20.00%	N/A	$1,200.00	20.00%
110.00	10.00%	N/A	$1,100.00	10.00%
105.00	5.00%	N/A	$1,100.00	10.00%
100.00	0.00%	N/A	$1,100.00	10.00%
95.00	-5.00%	N/A	$1,100.00	10.00%
90.00	-10.00%	N/A	$1,100.00	10.00%
80.00	-20.00%	80.00%	$800.00	-20.00%
70.00	-30.00%	70.00%	$700.00	-30.00%
60.00	-40.00%	60.00%	$600.00	-40.00%
50.00	-50.00%	50.00%	$500.00	-50.00%
40.00	-60.00%	40.00%	$400.00	-60.00%
30.00	-70.00%	30.00%	$300.00	-70.00%
20.00	-80.00%	20.00%	$200.00	-80.00%
10.00	-90.00%	10.00%	$100.00	-90.00%
0.00	-100.00%	0.00%	$0.00	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from an initial underlier value of USD 100.00/barrel to a final underlier value of USD 150.00/barrel.

Because the final underlier value is greater than or equal to the trigger value and the underlier return of 50.00% is greater than the fixed percentage, the investor receives a payment at maturity of $1,500.00 per $1,000 stated principal amount, calculated as follows:

$1,000 + ($1,000 × the greater of (i) underlier return and (ii) fixed percentage)
$1,000 + ($1,000 × underlier return)
$1,000 + ($1,000 × 50.00%) = $1,500.00

The total return on the securities is 50.00%.

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

Example 2: The value of the underlier increases from an initial underlier value of USD 100.00/barrel to a final underlier value of USD 105.00/barrel.

Because the final underlier value is greater than or equal to the trigger value and the underlier return of 5.00% is less than the fixed percentage, the investor receives a payment at maturity of $1,100.00 per $1,000 stated principal amount, calculated as follows:

$1,000 + ($1,000 × the greater of (i) underlier return and (ii) fixed percentage)
$1,000 + ($1,000 × fixed percentage)
$1,000 + ($1,000 × 10.00%) = $1,100.00

The total return on the securities is 10.00%, which is equal to the fixed percentage.

Example 3: The value of the underlier decreases from an initial underlier value of USD 100.00/barrel to a final underlier value of USD 95.00/barrel.

Because the final underlier value is greater than or equal to the trigger value and the underlier return of -5.00% is less than the fixed percentage, the investor receives a payment at maturity of $1,100.00 per $1,000 stated principal amount, calculated as follows:

$1,000 + ($1,000 × the greater of (i) underlier return and (ii) fixed percentage)
$1,000 + ($1,000 × fixed percentage)
$1,000 + ($1,000 × 10.00%) = $1,100.00

The total return on the securities is 10.00%, which is equal to the fixed percentage.

Example 4: The value of the underlier decreases from an initial underlier value of USD 100.00/barrel to a final underlier value of USD 30.00/barrel.

Because the final underlier value is less than the trigger value and the underlier performance factor is 30%, the investor receives a payment at maturity of $300.00 per $1,000 stated principal amount, calculated as follows:

$1,000 × underlier performance factor
$1,000 × 30% = $300.00

The total return on the securities is -70.00%.

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any commodity underlying the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or Barrier Level”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

▪
The trigger feature provides protection only for a limited range of negative performance of the underlier, and the securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final underlier value is less than the trigger value (which is 90% of the initial underlier value), the payment at maturity will be an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlier from the initial underlier value, and may be zero. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

▪
The fixed percentage provides an enhanced return only for a limited range of performance of the underlier.  The fixed percentage enhances returns only when the final underlier value is greater than or equal to the trigger value and the underlier return is less than the fixed percentage. Accordingly, if the final underlier value is less than the trigger value or if the underlier appreciates by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities.

▪
Credit of issuer. The securities are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪
The securities will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the securities. We do not intend to list the securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial underlier value and the trigger value, will determine the final underlier value and whether the underlier has decreased below the trigger value and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor commodity or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payout to you at maturity.

▪
The payment at maturity of the securities is not based on the value of the underlier at any time other than on the valuation date.  The payment at maturity will be based solely on the settlement price of the underlier on the valuation date relative to the initial underlier value. Therefore, if the value of the underlier drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for your securities may be significantly less than it would otherwise have been had such payment been linked to the value of the underlier at a time prior to such drop or after the value of the underlier had recovered. Although the value

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

of the underlier on the maturity date or at other times during the term of the securities may be higher than the final underlier value, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪
Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this document, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

▪
Owning the securities is not the same as owning WTI crude oil, futures contracts for WTI crude oil or certain other commodity related contracts directly. The return on the securities will not reflect the return you would realize if you had actually purchased WTI crude oil directly, futures contracts for WTI crude oil, or any exchange-traded or over-the-counter instruments based on the price of WTI crude oil. You will not have any rights that holders of such assets or instruments have.

▪
Prices of commodity futures contracts are highly volatile and may change unpredictably. Prices of commodity futures contracts are highly volatile and, in many sectors, have experienced increased volatility in recent periods. Prices of commodity futures contracts are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlier and, as a result, the market value of the securities, and the payment you will receive on the securities, if any.

▪
Single commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are linked exclusively to the underlier and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index. The settlement price of the underlier may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the securities are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than securities linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

▪
Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the securities. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Certain exchanges, or the U.S. Commodity Futures Trading Commission, commonly referred to as the “CFTC,” could suspend or terminate trading in a particular futures contract or contracts in order to address market emergencies. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the underlier, therefore, the value of the securities.

▪
The securities offer exposure to futures contracts and not direct exposure to physical commodities. The securities will reflect a return based on the performance of the relevant nearby NYMEX-traded WTI crude oil contract and do not provide exposure to crude oil spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

▪
The securities may be subject to certain risks specific to the underlier. As futures contracts on an energy-related commodity, the underlier may be subject to a number of risks specific to energy-related commodities, and in particular to WTI crude oil, that may adversely affect its value or result in price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	technological advances or the discovery of new oil reserves leading to increases in the worldwide production of crude oil;

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•	further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	geopolitical events; and

•	costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the securities.

▪
The securities may be subject to certain risks specific to crude oil prices. Trading in commodity futures contracts, including the underlier, is speculative and can be extremely volatile. Because the securities are linked to the performance of the settlement price of the underlier, we expect  that generally the market value of the securities will depend in part on the market price of crude oil. Crude oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors and events, as described herein. Crude oil prices are generally more volatile and subject to greater dislocation than prices of other commodities. Crude oil prices may change rapidly over a short period of time as a result of supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. These events tend to effect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. Over the past few years, crude oil prices have experienced unprecedented volatility and have reached historically high levels followed by precipitous declines. There can be no assurance that crude oil prices will reach their historic highs again or that such volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the value of the underlier, and as a result, the market value of your securities and the amount you receive at maturity, if any.

In addition, crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks of oil may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for the available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors on the price of crude oil. Sudden and dramatic changes in the futures market may also occur, for example, upon commencement of hostilities, or cessation of existing hostilities, that may exist in countries or regions producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Any such changes in the supply and demand of crude oil may result in significant volatility in the value of the underlier and accordingly, may adversely affect the market value of your securities and the payment you receive at maturity, if any.

▪
Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the securities and the amounts payable on your securities. Commodity futures contracts, such as the underlier, are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act,” provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity derivatives markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the CFTC, to adopt rules on a variety of issues, many of which have been adopted and have become effective.

The legislation authorizes the CFTC, subject to certain requirements, to adopt rules with respect to the establishment of limits on futures and swap positions on physical commodities that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. As proposed, the rules will apply to covered futures and swap positions held by a market participant on any exchange or trading facility, together with its positions in futures and swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts on physical commodities as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the securities. Industry trade groups filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits. On September 28, 2012, the U.S. District Court for the District of Columbia granted a summary judgment motion in favor of the industry trade groups that vacated and remanded the position limit rules adopted by the CFTC. On November 5, 2013, the CFTC voluntarily dismissed its appeal of the ruling and re-proposed for public comment new position limit rules largely similar to the vacated rules. If ultimately adopted by the CFTC, the position limit rules will likely limit transactions in the futures and swaps markets and could substantially reduce liquidity and increase commodity market volatility. This could, in turn, adversely affect the prices of such contracts and, in turn, the market value of the securities and any amounts payable on the securities. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap and futures markets, which would further restrict liquidity, increase volatility and adversely affect prices, which could in turn adversely affect the value of the underlier.

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Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority (“ESMA”), which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in commodity futures contracts, such as the underlier, which could adversely affect the prices of such contracts and, in turn, the market value of the securities and any amounts payable on the securities. The European Commission has also adopted the European Market Infrastructure Regulation (“EMIR”), which requires many over-the-counter derivatives to be centrally cleared and, together with technical standards published and to be published by ESMA, will establish margin and capital requirements for non-centrally cleared over-the-counter derivatives. There exists potential for inconsistency between regulations issued by the CFTC and technical standards adopted under EMIR, which could lead to market fragmentation.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and trigger value and, therefore, could increase the value at or above which the settlement price of the underlier must be on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the settlement price of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

•	the expected volatility of the value of WTI crude oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of WTI crude oil;

•	global supply and demand for WTI crude oil, and supply and demand for exchange-traded futures contracts for the purchase or delivery of WTI crude oil;

•	interest and yield rates in the market generally;

•	time remaining until the securities mature;

•	supply and demand for the securities;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier and that may affect the final underlier value; and

•	any actual or anticipated changes to our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “WTI Crude Oil Futures Contracts Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your securities is lower than the initial issue price of your securities.  The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

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▪
The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪
The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪
We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement

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entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Trigger Jump Securities Based on the Value of WTI Crude Oil Futures Contracts due February 22, 2016 Principal at Risk Securities

WTI Crude Oil Futures Contracts Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil futures contracts to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate Light Sweet Crude Oil on NYMEX of the futures contract in respect of the first nearby month, stated in U.S. dollars, as made public by NYMEX, provided that if the date of determination falls on the last trading day of such futures contract, then the second nearby month futures contract will be used.

Information on WTI crude oil futures contracts as of August 15, 2014:

Bloomberg Ticker Symbol:	CL1* or CL2	52 Week High:	USD 110.53/barrel
Current Price:	USD 97.35/barrel	52 Week Low:	USD 91.66/barrel
52 Weeks Ago:	USD 107.46/barrel

* The historical information presented below with respect to the underlier reflects the Bloomberg ticker symbol “CL1” and does not reflect the Bloomberg ticker symbol “CL2.”

The following table sets forth the published high, low and period-end settlement prices of the underlier for each quarter for the period of January 2, 2008 through August 15, 2014. The associated graph shows the settlement prices of the underlier for each day in the same period. The settlement price of the underlier on August 15, 2014 was USD 97.35/barrel. We obtained the settlement prices below from Bloomberg, L.P., without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the settlement price of the underlier during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.

WTI Crude Oil Futures Contracts	High (USD/barrel)	Low (USD/barrel)	Period End (USD/barrel)
2008
First Quarter	110.33	86.99	101.58
Second Quarter	140.21	100.98	140.00
Third Quarter	145.29	91.15	100.64
Fourth Quarter	98.53	33.87	44.60
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23

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Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter	107.26	99.42	105.37
Third Quarter (through August 15, 2014)	105.34	95.58	97.35

Historical performance of the first nearby month futures contract on West Texas Intermediate Light Sweet Crude Oil— daily settlement prices January 2, 2008 to August 15, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the accompanying prospectus supplement.
For a description of adjustments that may affect the underlier, see “Reference Assets— Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the accompanying prospectus supplement.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in the underlier, futures and options contracts related to the commodity underlying the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each security they sell.

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